PRICING SUPPLEMENT NO. 5, DATED MAY 12, 2014

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
4.600% Medium-Term Notes, Series D Due May 15, 2044	$499,110,000	$64,285.37

(1)	Excludes accrued interest, if any.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in Prudential Financial, Inc.’s Registration Statement on Form S-3 (Nos. 333-180020, 333-180020-1, 333-180020-02).

Filed pursuant to Rule 424(b)(2)

Registration No. 333-180020

333-180020-01

333-180020-02

Pricing Supplement No. 5 dated May 12, 2014,

to the Prospectus, dated March 9, 2012, and

the Prospectus Supplement, dated March 9, 2012.

$500,000,000

PRUDENTIAL FINANCIAL, INC.

4.600% MEDIUM-TERM NOTES, SERIES D

DUE MAY 15, 2044

UNDERWRITER AND PRINCIPAL AMOUNT:
Barclays Capital Inc.	$85,000,000
Deutsche Bank Securities Inc.	$85,000,000
Goldman, Sachs & Co.	$85,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$85,000,000
Morgan Stanley & Co. LLC	$85,000,000
Mitsubishi UFJ Securities (USA), Inc.	$16,667,000
Mizuho Securities USA Inc.	$16,667,000
SMBC Nikko Securities America, Inc.	$16,666,000
CastleOak Securities, L.P.	$4,166,000
Drexel Hamilton, LLC	$4,166,000
Loop Capital Markets LLC	$4,167,000
Muriel Siebert & Co., Inc.	$4,167,000
Samuel A. Ramirez & Company, Inc.	$4,167,000
The Williams Capital Group, L.P.	$4,167,000
TOTAL	$500,000,000

The notes being purchased have the following terms:

STATED MATURITY: May 15, 2044

SPECIFIED CURRENCY: U.S. dollars

principal: U.S. dollars

interest: U.S. dollars

exchange rate agent: Not applicable

TRADE DATE: May 12, 2014

ORIGINAL ISSUE DATE: May 15, 2014

ORIGINAL ISSUE PRICE: 99.822%

UNDERWRITERS COMMISSION: 0.875%

NET PROCEEDS TO PRUDENTIAL FINANCIAL, INC. (before expenses): 98.947% or $494,735,000

AMORTIZING NOTE: Not applicable

ORIGINAL ISSUE DISCOUNT NOTE: Not applicable

EXTENDIBLE NOTE: Not applicable

FORM OF NOTE:

master global form only: Yes

non-global form available:

CUSIP No. 74432QCA1

REDEMPTION AND REPAYMENT: The notes will be redeemable at any time, in whole or in part, at our option, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed discounted to the redemption date on a semiannual basis, assuming a 360-day year consisting of twelve 30 day months, at the CMT rate, using a weekly average as displayed on Reuters page FEDCMT (as described in the Prospectus Supplement dated March 9, 2012 relating to the notes) plus 20 basis points. The redemption price will also include interest accrued to the date of redemption on the principal balance of the notes being redeemed.

INTEREST RATE IS FIXED: Yes

INTEREST RATE IS FLOATING: No

Base Rate:

Base Rate Source:

Initial Interest Rate:

Spread, if any:

Spread Multiplier, if any:

Interest Determination Dates:

Interest Reset Dates:

Interest Payment Dates:

Record Dates:

Index Maturity:

Maximum Interest Rate, if any:

Minimum Interest Rate, if any:

INTEREST PAYMENT DATES: Semi-annually on the 15th day of each November and May, starting from November 15, 2014

DAY COUNT FRACTION: The amount of interest payable for any interest period will be computed on the basis of a 360-day year of twelve 30-day months.

REPORTS AND EVENTS OF DEFAULT:

The indenture, to the extent relating to the notes offered hereunder and under Pricing Supplement No. 6, dated May 12, 2014, certain notes previously issued under the indenture and all future series of securities under the indenture, provides that any documents or reports that Prudential Financial, Inc. may be required to file with the Securities and Exchange Commission, or SEC, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, will be filed with the trustee within 15 days after Prudential Financial, Inc. has filed those documents or reports with the SEC. Under the Trust Indenture Act of 1939, as amended, Prudential Financial, Inc. may have a separate obligation to file with the trustee documents or reports it is required to file with the SEC. Prudential Financial, Inc.’s failure to comply with either filing obligation is not an event that will result in an event of default under the indenture. Accordingly, acceleration of Prudential Financial, Inc.’s obligations under the notes offered hereunder will not be a remedy for its failure to file those documents or reports with the trustee, and you may have no remedy for the failure other than an action in damages. For certain other outstanding series of notes of Prudential Financial, Inc., acceleration is a remedy, upon appropriate notice and passage of time, for the holders of those securities for Prudential Financial, Inc.’s failure to file documents or reports with the trustee.

DEFEASANCE APPLIES AS FOLLOWS:

full defeasance—i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor: Yes covenant defeasance—i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor: Yes

Supplemental Plan of Distribution

Prudential Financial, Inc. estimates that the total offering expenses, excluding underwriting discounts and commissions paid to the underwriters, will be approximately $400,000. We and the underwriters have entered into an agreement regarding a reimbursement of our offering expenses.

Concurrent Offering

Concurrent with this offering of notes, we are also offering $700 million aggregate principal amount of 3.500% Medium-Term Notes, Series D, due May 15, 2024.

Use of Proceeds

We intend to use the net proceeds from the sale of the notes for general corporate purposes, which may include refinancing portions of our medium-term notes maturing through 2015.

Goldman, Sachs & Co.	Barclays	Deutsche Bank Securities	BofA Merrill Lynch	Morgan Stanley

Mitsubishi UFJ Securities	Mizuho Securities	SMBC Nikko

CastleOak Securities, L.P.	Drexel Hamilton	Loop Capital Markets	Siebert Capital Markets
Ramirez & Co., Inc.		The Williams Capital Group, L.P.

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